Exhibit T3B.97

AMENDMENT TO

LIMITED LIABILITY COMPANY

AGREEMENT OF

CBL/J II, LLC

THIS AMENDMENT TO THE LIMITED LIABILITY COMPANY AGREEMENT of CBL/J II, LLC (the “Amended Agreement”) is made and entered into to be effective as of the 31st day of January, 2001 by CBL & ASSOCIATES LIMITED PARTNERSHIP, a Delaware limited partnership (herein referred to as the “Member”).

WITNESSETH:

WHEREAS, the Member has entered into that certain LIMITED LIABILITY COMPANY AGREEMENT effective as of the 5th day of December, 2000 (the “Agreement”); and

WHEREAS, the Member desires to amend the Agreement to reflect the Member’s consent with respect to the correction of a typographical error in the name of the Limited Liability Company (the “Company”).

NOW, THEREFORE, the Member hereby declares and agrees as follows:

1.    Paragraph 2.2 of the Agreement, Exhibits “A”, “B” and “C”, the caption of the Agreement and anywhere else in the Agreement where appropriate, are hereby amended to correct the Company name from CBL/ J II, LLC to CBL/J II, LLC.

2.    This Amended Agreement shall be binding upon and inure to the benefit of the Member and its successors, transferees and assigns.

3.    Except as herein modified, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amended Agreement is executed effective as of the date first set forth above.

CBL & ASSOCIATES LIMITED PARTNERSHIP,
By:	CBL Holdings, I, Inc., its sole general partner

By:	/s/ John N. Foy
Vice Chairman and Chief Financial Officer